CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 51 to Registration Statement No. 033-21754 on Form N-6 of our report dated March 6, 2015 related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 17, 2015